PriceSmart Announces Fiscal 2019 Fourth Quarter and Full Year Operating Results

San Diego, CA (October 29, 2019) - PriceSmart, Inc. (NASDAQ: PSMT), today announced its results of operations for the fiscal year 2019 fourth quarter and full year, which ended on August 31, 2019.

Total revenues for the fourth quarter of fiscal year 2019 increased 3.0% to $801.3 million compared to $777.9 million in the comparable period of the prior year. For the fourth quarter of fiscal year 2019, net merchandise sales increased 3.7% to $768.9 million from $741.3 million in the fourth quarter of fiscal year 2018.  Foreign currency exchange rate fluctuations impacted net merchandise sales negatively by $20.5 million, or 2.7%, versus the same period in the prior year.

The Company had 43 warehouse clubs in operation as of August 31, 2019 compared to 41 warehouse clubs in operation as of August 31, 2018.

Comparable net merchandise sales for the 41 warehouse clubs that have been open for greater than 13 ½ calendar months increased 1.5% for the 13-week period ended September 1, 2019 compared to the comparable period of the prior year. Foreign currency exchange rate fluctuations impacted comparable net merchandise sales negatively by $19.9 million or 2.7% versus the same period in the prior year.

The Company recorded operating income during the quarter of $32.0 million compared to operating income of $27.2 million in the prior year. Net income attributable to PriceSmart was $20.7 million, or $0.67 per diluted share, in the fourth quarter of fiscal year 2019 as compared to $19.0 million, or $0.62 per diluted share, in the fourth quarter of fiscal year 2018.

Total revenues, for the twelve months ended August 31, 2019,  increased 1.8% to  $3,224.0 million compared to  $3,166.7 million in the prior year.

Comparable net merchandise sales, for warehouse clubs that have been open for greater than 13 ½ calendar months, decreased 0.6% for the 52-week period ended September 1, 2019 compared to the comparable period of the prior year. Foreign currency exchange rate fluctuations impacted comparable net merchandise sales negatively by $96.0 million, or 3.2%, versus the prior year.

For the twelve months ended August 31, 2019, the Company recorded operating income of $115.2 million and net income attributable to PriceSmart of $73.2 million, or $2.40 per diluted share. During the twelve months ended August 31, 2018, the Company recorded operating income of $126.1 million and net income of $74.3 million, or $2.44 per diluted share.

The Company will file its Annual Report on Form 10-K for the year ended August 31, 2019 on October 29, 2019.

The Company reports comparable net merchandise sales on a “same week” basis with 13 weeks in each quarter beginning on a Monday and ending on a Sunday.  The periods are established at the beginning of the fiscal year to provide as close a match as possible to the calendar month and quarter that is used for financial reporting purposes.  This approach equalizes the number of weekend days and weekdays in each period for improved sales comparison, as we experience higher merchandise club sales on the weekends.  Each of the warehouse clubs used in the calculations was open for at least 13 ½ calendar months before its results for the current period were compared with its results for the prior period.

The term “currency exchange rates” refers to the currency exchange rates we use to convert net merchandise and comparable net merchandise sales for all countries where the functional currency is not the U.S. dollar into U.S. dollars. We calculate the effect of changes in currency exchange rates as the difference between current period activities translated using the current period's currency exchange rates, and the comparable prior year period's currency exchange rates. The disclosure of the effects of currency exchange rate fluctuations on the Company’s results permits investors to understand better our underlying performance.

PriceSmart management will host a conference call at 12:00 p.m. Eastern time (9:00 a.m. Pacific time) on Wednesday, October 30, 2019, to discuss the financial results. Individuals interested in participating in the conference call may do so by dialing (855) 209-8211 toll free, or (412) 317-5214 for international callers and asking to join the PriceSmart, Inc. call. A digital replay will be available through November 6, 2019, following the conclusion of the call by dialing (877) 344-7529 for domestic callers, or (412) 317-0088 for international callers, and entering replay passcode 10134778.

About PriceSmart

PriceSmart, headquartered in San Diego, owns and operates U.S.-style membership shopping warehouse clubs in Latin America and the Caribbean, selling high quality merchandise at low prices to PriceSmart members. PriceSmart operates 44 warehouse clubs in 12 countries and one U.S. territory (seven each in Colombia, Costa Rica, and Panama; five in the Dominican Republic, four in Trinidad; three each in Guatemala and Honduras; two each in El Salvador and Nicaragua; and one each in Aruba, Barbados, Jamaica and the United States Virgin Islands). The Company is currently constructing and plans to open warehouse clubs in San Cristobal, Guatemala in November 2019; Liberia, Costa Rica in the summer of 2020; and Bogota, Colombia in the fall of 2020. The Company also plans to build new warehouse clubs in Portmore, Jamaica and Bucaramanga, Colombia and open them in the fall of 2020. Once these five new clubs are open, the Company will operate 49 warehouse clubs.  PriceSmart is expanding its omni-channel capabilities, including through its e-commerce platform, by investing in and integrating the technology, talent and cross-border logistics infrastructure obtained as part of the acquisition of a company in March 2018. PriceSmart expects these investments and this integration to enhance the membership shopping experience, drive efficiencies and fuel sales growth. The Company acquired by PriceSmart also operates a legacy (marketplace and casillero) business through the Aeropost brand in 38 countries in Latin America and the Caribbean, many of which overlap with markets where PriceSmart operates its warehouse clubs.

This press release may contain forward-looking statements concerning the Company's anticipated future revenues and earnings, adequacy of future cash flow, proposed warehouse club openings, the Company's performance relative to competitors, the outcome of tax proceedings and related matters. These forward-looking statements include, but are not limited to, statements containing the words “expect,” “believe,” “will,” “may,” “should,” “project,” “estimate,” “anticipated,” “scheduled,” and like expressions, and the negative thereof. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, but not limited to: adverse changes in economic conditions in the Company’s markets, natural disasters, compliance risks, volatility in currency exchange rates, competition, consumer and small business spending patterns, political instability, increased costs associated with the integration of online commerce with our traditional business, whether the Company can successfully execute strategic initiatives, breaches of security or privacy of member or business information, cost increases from product and service providers, interruption of supply chains, exposure to product liability claims and product recalls, recoverability of moneys owed to PriceSmart from governments, and other important factors discussed under the captions “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended August 31, 2019 filed with the United States Securities and Exchange Commission (“SEC”) on October 29, 2019, as such factors may be updated from time to time in our other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Forward-looking statements speak only as of the date that they are made, and the Company does not undertake to update them, except as required by law.

For further information, please contact Maarten O. Jager, Chief Financial Officer and Principal Accounting Officer (858) 404-8826.

PRICESMART, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended		Twelve Months Ended
	August 31,		August 31,
	2019	2018	2019	2018
Revenues:
Net merchandise sales	$768,906	$741,307	$3,091,648	$3,053,754
Export sales	7,667	13,329	30,981	40,581
Membership income	13,432	12,891	52,149	50,821
Other revenue and income	11,295	10,339	49,140	21,546
Total revenues	801,300	777,866	3,223,918	3,166,702
Operating expenses:
Cost of goods sold:
Net merchandise sales	652,070	632,271	2,648,665	2,610,111
Export sales	7,388	12,840	29,524	38,740
Non-merchandise	4,308	5,690	17,502	7,669
Selling, general and administrative:
Warehouse club and other operations	79,662	73,776	307,823	291,488
General and administrative	24,597	25,294	101,432	88,461
Pre-opening expenses	967	50	2,726	913
Asset impairment	—	—	—	1,929
Loss on disposal of assets	344	752	1,079	1,339
Total operating expenses	769,336	750,673	3,108,751	3,040,650
Operating income	31,964	27,193	115,167	126,052
Other income (expense):
Interest income	365	277	1,489	1,415
Interest expense	(990)	(1,462)	(3,939)	(5,071)
Other income (expense), net	425	279	(1,607)	192
Total other income (expense)	(200)	(906)	(4,057)	(3,464)
Income before provision for income taxes and income (loss) of unconsolidated affiliates	31,764	26,287	111,110	122,588
Provision for income taxes	(10,839)	(7,227)	(37,560)	(48,177)
Income (loss) of unconsolidated affiliates	(13)	(11)	(61)	(8)
Net income	$20,912	$19,049	$73,489	$74,403
Less: net (income) loss attributable to noncontrolling interest	(239)	(53)	(298)	(75)
Net income attributable to PriceSmart, Inc.	$20,673	$18,996	$73,191	$74,328
Net income attributable to PriceSmart, Inc. per share available for distribution:
Basic	$0.67	$0.62	$2.40	$2.44
Diluted	$0.67	$0.62	$2.40	$2.44
Shares used in per share computations:
Basic	30,205	30,143	30,195	30,115
Diluted	30,205	30,143	30,195	30,115
Dividends per share	$0.35	$0.35	$0.70	$0.70

PRICESMART, INC.

CONSOLIDATED BALANCE SHEETS

(AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

	August 31,
	2019	2018
ASSETS
Current Assets:
Cash and cash equivalents	$102,653	$93,460
Short-term restricted cash	54	405
Short-term investments	17,045	32,304
Receivables, net of allowance for doubtful accounts of $144 as of August 31, 2019 and $97 as of August 31, 2018, respectively.	9,872	8,859
Merchandise inventories	331,273	321,025
Prepaid expenses and other current assets (includes $2,736 and $0 as of August 31, 2019 and August 31, 2018, respectively, for the fair value of derivative instruments)	30,999	31,800
Total current assets	491,896	487,853
Long-term restricted cash	3,529	3,049
Property and equipment, net	671,151	594,403
Goodwill	46,101	46,329
Other intangibles, net	12,576	14,980
Deferred tax assets	15,474	10,166
Other non-current assets (includes $0 and $4,364 as of August 31, 2019 and August 31, 2018, respectively, for the fair value of derivative instruments)	44,987	48,854
Investment in unconsolidated affiliates	10,697	10,758
Total Assets	$1,296,411	$1,216,392
LIABILITIES AND EQUITY
Current Liabilities:
Short-term borrowings	$7,540	$—
Accounts payable	286,219	255,739
Accrued salaries and benefits	25,401	22,836
Deferred income	25,340	23,018
Income taxes payable	4,637	4,636
Other accrued expenses	32,442	28,281
Long-term debt, current portion	25,875	14,855
Total current liabilities	407,454	349,365
Deferred tax liability	2,015	1,894
Long-term portion of deferred rent	11,198	8,885
Long-term income taxes payable, net of current portion	5,069	4,622
Long-term debt, net of current portion	63,711	87,720
Other long-term liabilities (includes $2,910 and $502 for the fair value of derivative instruments and $5,421 and $4,715 for post-employment plans as of August 31, 2019 and August 31, 2018, respectively)	8,685	5,268
Total Liabilities	498,132	457,754

PRICESMART, INC.

CONSOLIDATED BALANCE SHEETS

(AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

Stockholders' Equity:
Common stock $0.0001 par value, 45,000,000 shares authorized; 31,461,359 and 31,372,752 shares issued and 30,538,788 and 30,460,353 shares outstanding (net of treasury shares) as of August 31, 2019 and August 31, 2018, respectively	3	3
Additional paid-in capital	443,084	432,882
Tax benefit from stock-based compensation	11,486	11,486
Accumulated other comprehensive loss	(144,339)	(121,216)
Retained earnings	525,804	473,954
Less: treasury stock at cost, 924,332 shares as of August 31, 2019 and 912,399 shares as of August 31, 2018	(38,687)	(39,107)
Total stockholders' equity attributable to PriceSmart, Inc. stockholders	797,351	758,002
Noncontrolling interest in consolidated subsidiaries	928	636
Total stockholders' equity	798,279	758,638
Total Liabilities and Equity	$1,296,411	$1,216,392